UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2021

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 Firstfield Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 23, 2021, Novavax, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its collaboration and license agreement (the “Collaboration and License Agreement”) with SK bioscience Co., Ltd. (“SK bioscience”), dated February 12, 2021, under which SK bioscience was granted an exclusive license to develop, manufacture and commercialize NVX-CoV2373, the Company’s vaccine candidate for the SARS-CoV-2 virus (the “Vaccine Product”) in the Republic of Korea, including the anticipated sale of 40 million doses to the government of the Republic of Korea, under an advance purchase agreement (the “First Korean APA”). On December 23, 2021, the Company also entered into Statement of Work No. 1 (the “Statement of Work”) to the Collaboration and License Agreement.

Pursuant to the Amendment, the Company granted to SK bioscience a non-exclusive license to also distribute, offer for sale and sell the Vaccine Product to the governments of Thailand and Vietnam, including their local representatives. SK bioscience may enter into a second advance purchase agreement (the “Second Korean APA”) of up to an additional five million doses of the Vaccine Product to the Korean government in 2022. SK bioscience will pay a tiered royalty in the low to middle double-digit range on the sale of the Vaccine Product to the Korean government under the Second Korean APA and certain doses of the Vaccine Product to the Korean government under the First Korean APA, to the governments of Thailand and Vietnam, and to other non-government purchasers, net of certain agreed costs.

SK bioscience agreed to reserve and use additional capacity of an SK bioscience manufacturing facility for the manufacture of the protein antigen component (the “Collaboration Antigen Product”) of the Vaccine Product through 2022, with an exclusive option valid for a certain given period for the Company to negotiate the extension of such capacity into 2023. In addition, SK bioscience agreed to purchase sufficient doses of the Company’s Matrix-M™ adjuvant to manufacture, in addition to the 40 million doses of finished Vaccine Product under the First Korean APA, the additional doses of finished Vaccine Product that SK bioscience may sell to the governments of the Republic of Korea, Thailand, and Vietnam pursuant to the advance purchase agreements.

Pursuant to the Statement of Work, the Company agreed to pay SK bioscience a low double digit fee incentive on the sale of Vaccine Product manufactured using Collaboration Antigen Product.

The Amendment provides that the Collaboration and License Agreement will expire upon the later of (i) February 12, 2041, (ii) the completion of both parties’ duties and obligations under the Collaboration and License Agreement and any advance purchase agreements with the governments of Korea, Thailand, and Vietnam, or (iii) the day that the World Health Organization declares that there is no longer a COVID-19 pandemic; provided, however, that the non-exclusive license to distribute, offer for sale, and sell the Vaccine Product to the governments of Thailand and Vietnam shall expire on February 12, 2026, or earlier on March 31, 2022 with respect to either Thailand or Vietnam, or both countries, if SK bioscience has not executed an advance purchase agreement with such country(ies) by March 31, 2022. However, in the event SK bioscience sells a competing vaccine product for the prevention of COVID-19 in Korea, the exclusive license will convert to a non-exclusive license solely to allow SK bio to sell to the government of the Republic of Korea and will expire on the later of February 12, 2024 or the first anniversary of such sale, and in the event SK bioscience sells a competing vaccine product for the prevention of COVID-19 in Thailand or Vietnam, the non-exclusive license will expire on the earlier of the first anniversary of such sale or February 12, 2026.

The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: December 30, 2021	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary